Exhibit 21.1

Subsidiaries of CollPlant Holdings Ltd.

CollPlant Holdings Ltd. has the following subsidiary:

Subsidiary Name	Jurisdiction of Incorporation	Percentage of Ownership
CollPlant Ltd.	Israel	100%